Exhibit 10.12

LIQUIDIA CORPORATION AMENDMENT TO STOCK OPTION AGREEMENT

WHEREAS, Liquidia Corporation (the “Company”) maintains the Liquidia Corporation 2020 Long-Term Incentive Plan (the “Plan”) for the benefit of its eligible employees, officers and other individuals, including non-employee directors, who perform services for the Company or its subsidiaries;

WHEREAS, the Company desires to amend the Stock Option Agreement (the “Agreement”) to provide that the vesting of all outstanding stock options granted under the Plan (the “Outstanding Options”) will vest in full on the date of death of the respective grantee;

WHEREAS, Section 15(b) of the Plan provides that the Board of Directors of the Company or the Compensation Committee may amend the Outstanding Options without grantee consent; provided that, such amendment does not materially impair the grantee’s rights with respect to the Outstanding Options.

NOW, THEREFORE, as of December 18, 2025, the Agreement is hereby amended as follows:

1.	Section 2(a) of the Agreement is hereby amended to add the following sentence to the end thereof:

“Notwithstanding anything to the contrary herein, if your Service with the Company terminates due to your death, any portion of the Option that is not vested on your date of death will become fully vested as of such date.”

2.	Section 3(a) is hereby deleted and replaced with the following:

“If your Service with the Company ceases for any reason other than on account of your death as specified in Section 2(a) above, the Options that are then unexercisable will terminate immediately upon such cessation.”

3.	In all respects not amended, the Agreement is hereby ratified and confirmed.

LIQUIDIA CORPORATION

/s/ Roger A. Jeffs

Roger A. Jeffs

Title: Chief Executive Officer

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